Exhibit 99.9

LAZARD FRÈRES BANQUE
S.A. AU CAPITAL DE 75.000.000 €
121, BOULEVARD HAUSSMANN
75008 PARIS
R.C.S. PARIS 0 334 961 745
TEL: + 33 (0)l 44 13 01 1 1
FAX: + 33 (0)1 44 13 01 00
www.lazard.com

Private & Confidential

The Directors
Groupe Eurotunnel SA
19, Boulevard Malesherbes
75008 Paris

April 3, 2007

Re: Groupe Eurotunnel SA’s offer for Eurotunnel units (each unit comprising one share of

Eurotunnel SA and one share of Eurotunnel P.L.C.)

Dear Sirs:

We refer to the draft Offer Document to be filed with the Autorité des marchés financiers in France (the “AMF”) today. We hereby consent to the filing of the draft Offer Document with the AMF with the inclusion of our name, in the form and context in which it appears.

Yours faithfully

Lazard Frères Banque

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